

                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 5                                                    Washington, D. C. 20549

                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(   ) Check here if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).
(   ) Form 3 Holdings Reported    (   ) Form 4 Transactions Reported
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|                                                     |                                       |                                    |
|1 Name and Address of Reporting Person *             |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting         |
|                                                     |                                       | Person(s) to Issuer                |
|  Mattaini     N. George                             |EnergyNorth, Inc. EI                   |       (Check All Applicable)       |
|                                                     |---------------------------------------| ( X ) Director      (   ) 10% Owner|
| (Last)               (First)                (Middle)|3 IRS Identifica-|4 Statement for      | (   ) Officer       (   ) Other    |
|                                                     | tion Number of  | Month/Year          | (Give Title below)  (Specify below)|
|  1119 Front Street                                  | Reporting       |                     |                                    |
|                    (Street 1)                       | Person, if      |              11/98  |                                    |
|                                                     | an entity       |---------------------|------------------------------------|
|                                                     |   (Voluntary)   |5 If Amendment,      |7 Individual or Joint/Group Filing  |
|                    (Street 2)                       |  ###-##-####    | Date of Original    |       (Check Applicable)           |
|                                                     |                 |     (Month/Year)    | Form filed by:                     |
|  Manchester     NH  03102                           |                 |                     |  (X) One Reporting Person          |
| (City)                              (State)   (Zip) |                 |                     |  ( ) More Than One Reporting Person|
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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|1 Title of Security             |2 Trans-  |3 Trans- |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect    |
|  (Instruction 3)               | action   | action  | (A) or Disposed of (D) | Securities   | Form:     | Beneficial Ownership   |
|                                | Date     | Code    | (Instructions 3, 4, 5) | Beneficially | Direct (D)|    (Instruction 4)     |
|                                | (Month/  |(Instr 8)|------------------------| Owned at End |    or     |                        |
|                                | Day/     |         |  Amount   |(A)| Price  | of Issuer's  |Indirect(I)|                        |
|                                | Year)    |         |           |(D)|        | Fiscal Year  | (Instr 4) |                        |
|--------------------------------|----------|---------|-----------|---|--------|--------------|-----------|------------------------|
|Common Stock                    |   6/18/98|   G     |        100|  D|        |              |           |                        |
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| Common Stock                   |   6/23/98|   G     |         50|  D|        |          4108|     I     |by Trust; See Note (1) (|
|                                |          |         |           |   |        |              |           |2)                      |
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| Common Stock                   |          |         |           |   |        |          7404|     I     |by Spouse's Trust; See N|
|                                |          |         |           |   |        |              |           |ote (1) (2)             |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 2270 (7-97)



                                                             FORM 5 (Continued)
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                            Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (Puts, Calls, Warrants, Options, Convertible Securities)
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|            |        |        |        |                 |                 |                  |        |        |       |         |
|1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature|
| Derivative | ver-   | action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership:| of      |
| Security   | sion   | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Direct |Indirect |
| (Instr 3)  | or     | (Month/| (Instr | Acquired (A) or | (Month/Day/Year)|(Instructions 3,4)| vative |Secur-  |(D) or |Ownership|
|            | Exer-  | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |Indi-  |(Instr 4)|
|            | cise   | Year)  |        |(Instrs 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned at|rect(I)|         |
|            | Price  |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr  |End of  |(Instr |         |
|            |        |        |        |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Year    |   4)  |         |
|            |        |        |        |        |        |        |        |         |Shares  |        |(Instr4)|       |         |
|------------|--------|--------|--------|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------|
|None        |        |        |        |        |        |        |        |         |        |        |        |       |         |
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Explanation of Responses:
     (1)  Rounded to the nearest whole share.
(2)  The reporting person disclaims beneficial ownership o
     f the securities, and this report should not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other reasons.


                                                                              N. George Mattaini                          11/12/98
                                                                            _____________________________________        ___________
                                                                              **  Signature of Reporting Person             Date

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.                                                    SEC 2270 (7-97)